Exhibit 99.1

CINGULAR AND TRITON PCS COMPLETE TRANSACTION TO EXCHANGE PROPERTIES

IN NORTH CAROLINA, PUERTO RICO AND VIRGINIA

ATLANTA and BERWYN, Pa. – December 2, 2004 – Cingular Wireless and Triton PCS (NYSE: TPC) today reported the completion of a previously announced definitive agreement that gives Cingular expanded wireless service in Virginia and Triton PCS added coverage in North Carolina as well as entry into the Puerto Rico MTA.

The definitive agreement among Cingular, AT&T Wireless and Triton PCS regarding the exchange of these operations was signed on September 21, 2004, with the closing contingent on the completion of Cingular’s acquisition of AT&T Wireless as well as regulatory approvals. Cingular completed its acquisition of AT&T Wireless on October 26, 2004.

Under the terms of the definitive agreement, Cingular receives Triton PCS’s network assets and customers in Virginia. Triton PCS receives certain AT&T Wireless network assets and customers in North Carolina and the Puerto Rico MTA, plus $175 million in cash from Cingular. AT&T Wireless and Triton PCS employees in the markets being exchanged transition with the business. Upon receipt of regulatory approvals expected in the first quarter of 2005, the companies will exchange licenses in Virginia, North Carolina and Puerto Rico.

Customers of AT&T Wireless and Triton PCS will maintain their current rate plans, features and phones without interruption during a transition period. Customers with questions or seeking additional information can access the companies’ websites at http://www.cingular.com or http://www.suncom.com. Both Cingular and Triton PCS, which markets its service under the brand SunCom, will soon begin communicating with customers directly.

About Cingular Wireless

Cingular Wireless is the largest wireless carrier in the United States, serving more than 46 million customers. Cingular, a joint venture between SBC Communications (NYSE: SBC) and BellSouth (NYSE: BLS), has the largest digital voice and data network in the nation. Cingular is the only U.S. wireless carrier to offer Rollover(SM), the wireless plan that lets customers keep their unused monthly minutes. Details of the company are available at http://www.cingular.com . Get Cingular Wireless press releases e-mailed to you automatically. Sign up at http://www.cingular.com/newsroom .

About Triton PCS

Triton PCS is a wireless carrier based in Berwyn, Pennsylvania. The company markets its service under the brand SunCom. After giving effect to the exchange of territories with Cingular Wireless, Triton PCS will be licensed to provide digital wireless communications services in an area covering 14.3 million people in the Southeastern United States and 4.0 million people in Puerto Rico and the U.S. Virgin Islands.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com and www.suncom.com.

Media Contacts:

Clay Owen

Cingular Wireless

404.236.6153

clay.owen@cingular.com

Karen Rountree

Triton PCS

804-364-7334

krountree@tritonpcs.com

Investor Relations Contacts:

Kent Evans

Cingular Wireless

404.236.6203

kent.evans@cingular.com

Steven Somers

Triton PCS

610-651-5900

ssomers@tritonpcs.com